Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

This following unaudited pro forma condensed combined balance sheet as of September 30, 2016 is based on the historical balance sheets of Marina Biotech, Inc. (“Marina”) and IThenaPharma Inc (“IThena”) and has been prepared to reflect the merger as if it had been completed on the balance sheet date of September 30, 2016. The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 are based on the historical statements of operations of Marina and IThena and have been prepared to reflect the merger as if it had been completed on January 1, 2015. The following unaudited pro forma condensed combined balance sheet as of September 30, 2016, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016, and the year ended December 31, 2015, have been prepared based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to this unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Marina based on their estimated fair values.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. In addition, the pro forma condensed combined financial statements do not include any potential operation efficiencies or cost savings from expected synergies. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

The pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements and notes thereto of Marina contained in its 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2016 and the historical audited financial statements and notes thereto of IThena which are included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Marina Biotech, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

(In thousands)	Marina Biotech	IThena	(a)	Pro Forma Adjustment		Pro Forma Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$80	$16		$-		$96
Prepaid and other assets	100	-		-		100
Total current assets	180	16				196

Intangible assets	6,700	-		3,356	(b)	3,356
				(6,700)	(c)
Goodwill	-	-		4,741	(d)	4,741

Total assets	$6,880	$16		$1,397		$8,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Convertible notes	$307	$-		$-	(a)	$307
Accounts payable	1,500	-		-		1,500
Accrued payroll and employee benefits	71	-		-		71
Due to related party	-	16		-	(a)	16
Other accrued liabilities	1,130	-		-		1,130
Total current liabilities	3,008	16		-		3,024

Deferred income taxes	2,345	-		(872)	(e)	1,473
Fair value liabilities for price adjustable warrants	109	-		-		109
Fair value of stock to be issued to settle liabilities	15	-		-		15
Other long-term liabilities	-	-		-	(a)	-

Total liabilities	5,477	16		(872)		4,621

STOCKHOLDERS’ EQUITY
Common stock	179	1		349	(f)	529
Preferred stock	-	-		-		-
Additional paid-in-capital	335,289	1,240		(332,381)	(g)	4,148
Accumulated deficit	(334,065)	(1,241)		334,301	(a) (h)	(1,005)
Total stockholders’ equity	1,403	-		2,269		3,672

Total liabilities and stockholders’ equity	$6,880	$16		$1,397		$8,293

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Marina Biotech, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2016

(In thousands, except share and per share amounts)	Marina Biotech	IThena	Pro Forma Adjustments		Pro Forma Combined

REVENUE
License and other revenues	$300	$-	$-		$300
	300	-	-		300

OPERATING EXPENSES
Personnel expenses	-	199	-		199
R&D expenses	240	102	-		342
Consulting expenses	-	6	-		6
General and administrative	1,963	34	-		1,997
Total operating expenses	2,203	341	—		2,544

OPERATING LOSS	(1,903)	(341)	-		(2,244)

OTHER INCOME/(EXPENSES)
Change in fair value liability for price adjustable warrants	2,296	-	-		2,296
Gain on disposal of assets	-	214	-	(a)	214
Interest, net	(7)	-	-		(7)
Total other income, net	2,289	214	-		2,503

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	386	(127)	-		259

PROVISION FOR INCOME TAXES	-	1	-		1

NET INCOME (LOSS)	$386	$(128)	$-		$258

EARNINGS PER SHARE:
BASIC					$0.00
DILUTED					$0.00

SHARES USED IN COMPUTING:
BASIC			34,218,198	(i)	63,482,198
DILUTED			53,715,812	(i)	59,467,812

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Marina Biotech, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

(In thousands, except share and per share amounts)	Marina Biotech	IThena	Pro Forma Adjustments			Pro Forma Combined

REVENUE
License and other revenues	$680	$-		$-		$680
	680	-		-		680

OPERATING EXPENSES
Personnel expenses	-	473		-		473
R&D expenses	801	323		-		1,124
Consulting expenses	-	178		-		178
General and administrative	3,868	134		-		4,002
Total operating expenses	4,669	1,108		-		5,777

OPERATING LOSS	(3,989)	(1,108)		-		(5,097)

OTHER INCOME/(EXPENSES)
Change in fair value liability for price adjustable warrants	7,309	-		-		7,309

Gain on disposal of assets	-	214		-	(a)	214
Gain on settled liabilities	18	-		-		18
Interest, net	(1)	1		-		-
Total other income, net	7,326	215				7,541

LOSS BEFORE PROVISION FOR INCOME TAXES	3,337	(893)				2,444

PROVISION FOR INCOME TAXES	-	2		-		2

NET INCOME/(LOSS)	3,337	(895)				2,442

Deemed dividend related to discount on beneficial conversion feature in Series D convertible preferred shares	(690)	-		-		(690)

NET INCOME /(LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$2,647	$(895)	$			$1,752

EARNINGS PER SHARE:
BASIC						$0.03
DILUTED						$0.02

SHARES USED IN COMPUTING:
BASIC				30,685,512	(i)	56,987,906
DILUTED				52,487,530	(i)	85,362,485

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Marina Biotech, Inc. and Subsidiaries

Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited)

Note 1 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of U.S. Securities and Exchange Commission (“SEC”) Regulation S-X, and present the pro forma financial position and the results of operations of the combined companies based upon the historical data of Marina Biotech, Inc. (“Marina”) and IThenaPharma Inc (“IThena”).

Description of Transaction

On November 15, 2016, Marina, IThena and IThena Acquisition Corporation, a wholly-owned subsidiary of Marina (“Merger Sub”), entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into IThena, with IThena surviving as a wholly-owned subsidiary of Marina. Pursuant to the merger, Marina issued approximately 58.4 million shares of Marina common stock to the former stockholders of IThena. Immediately following the closing of the transaction, the stockholders of Marina owned approximately 35% of the outstanding shares of the common stock of the combined company and the former IThena stockholders owned approximately 65% of the outstanding shares of the common stock of the combined company. The transaction closed on November 15, 2016.

Basis of Presentation

IThena has concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, wherein IThena is the acquirer. IThena has not yet completed a final valuation analysis of the fair market value of Marina’s assets to be acquired and liabilities to be assumed. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and statements of operations. The final purchase price allocation will be determined when IThena has determined and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include (1) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, (2) other changes to assets and liabilities and (3) changes to the ultimate purchase consideration.

Note 2 – Preliminary Purchase Price

Pursuant to the Merger Agreement, at the closing of the transaction, Marina issued to IThena stockholders a number of shares of Marina common stock representing approximately 65% of the outstanding shares of common stock of the combined company. The purchase price of approximately $3.7 million represents the consideration transferred from Marina in the reverse merger transaction and is calculated based on the number of shares of common stock of the combined company that Marina stockholders owned as of the closing of the transaction and the fair value of assets and liabilities assumed by IThena.

The number of shares of common stock Marina issued to IThena stockholders, for purposes of this unaudited pro forma condensed combined financial information, is calculated pursuant to the terms of the Merger Agreement based on Marina common stock outstanding as of November 15, 2016, as follows:

Shares of Marina common stock outstanding as of November 15, 2016	31,378,551
Divided by the percentage of Marina ownership of combined company	35%
Adjusted total shares of common stock of combined company	89,771,379
Multiplied by the assumed percentage of IThena ownership of combined company	65%
Shares of Marina common stock issued to IThena upon closing of transaction	58,392,828

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until IThena management determines the fair values of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction and will be based on the fair values of the assets acquired and liabilities assumed as of the transaction closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements for the reasons described in Note 1.

For purposes of this pro forma analysis, the purchase price as of September 30, 2016 has been allocated based on a preliminary estimate of the fair value of assets acquired and liabilities assumed (in thousands):

Assets and Liabilities Acquired:
Cash	$80
Net current liabilities assumed (excluding cash)	(2,601)
Identifiable intangible assets	3,356
Deferred income taxes relating to identifiable intangible assets	(1,473)
Debt	(307)
Other long-term liabilities	(124)
Net liability acquired	(1,069)
Goodwill	4,741
Purchase price	$3,672

Note 3 – Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on IThena management’s review of Marina’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Marina to conform to the accounting policies of IThena are not expected to be significant.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

The balance sheet of IThena as of September 30, 2016 does not agree to the historical balance sheet as of September 30, 2016 as a result of the sale of certain assets and the assumption of certain liabilities by an affiliate of IThena in exchange for the cancellation of the warrants to purchase common stock of IThena held by the affiliate. Such exchange is described further in Note 7 on the financial statements.

Reflects adjustments to the asset and liabilities sold by IThena simultaneously to the Marina’s merger:

Convertible note	$50
Due to related party	65
Other liabilities	99
Gain on disposal of asset	$214

(b)	Reflects adjustments to the historical intangible asset acquired by IThena to their estimated fair value. As part of the preliminary valuation analysis, IThena identified the intangible asset. The fair value of the identifiable intangible asset is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

The following table summarizes the estimated fair value of the identifiable intangible asset acquired, their useful life, and method of amortization (in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)	Annual Amortization Expense
Intangible asset	$3,356	6	$559

(c)	To record the following adjustment to intangible asset (in thousands):

To reduce intangible asset of Marina to fair value of $0	$(6,700)

(d)	To record the following adjustment to goodwill (in thousands):

Recording of goodwill	$4,741

(e)	To record the following adjustments to deferred tax liabilities (in thousands):

To reduce fair value of deferred tax liabilities of	$(2,345)
Record deferred tax liabilities in connection with purchase of intangible asset	1,473
Total	$(872)

(f)	To record the following adjustments to common stock (in thousands):

Elimination of historical stockholders’ equity	$(1)
Issuance of Marina common stock	350
Total	$349

(g)	To record the following adjustments to additional paid-in capital (in thousands):

Elimination of historical paid in capital of Marina	$(335,289)
Reflect adjustment to record additional paid-in capital in connection with the acquisitions	2,908
Total	$(332,381)

(h)	To record the following adjustments to accumulated deficit (in thousands):

Elimination of historical stockholders’ equity of Marina	$334,301

(i)	To reflect the increase in weighted average shares in connection with the issuance of common stock